Contact:

Scott M. Tsujita
SVP Finance, Treasury & Investor Relations
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com

HYPERCOM CORPORATION REAFFIRMS
STOCK REPURCHASE AUTHORIZATION

PHOENIX, May 18, 2005 - Hypercom Corporation (NYSE: HYC), a leading global supplier of electronic payment solutions, today announced that its Board of Directors has reaffirmed its previously authorized share repurchase program of up to $10 million of the Company’s common stock. At May 18, 2005, the Company had $9.7 million available for repurchases under the previously announced share repurchase program. “The Company’s Board of Directors believe that execution of the share repurchase program at this time is consistent with the Company’s stated goal of maximizing shareholder value, given the Company’s current cash on hand and projected 2005 cash flow,” stated Chairman and Interim CEO Will Keiper. The Company intends to repurchase shares from time to time in open market transactions or in privately negotiated transactions at the Company’s discretion, in accordance with the Board of Director’s authorization and subject to applicable SEC regulations, market conditions and other factors, including blackout periods during which the Company and its insiders are prohibited from trading in the Company’s common stock. While blackout periods typically occur near the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the Company may impose a blackout period at any time without advance public notice.

About Hypercom (www.hypercom.com)

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits.

Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries. The company is headquartered in Phoenix, Arizona.

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Hypercom is a registered trademark of Hypercom Corporation. This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intent to execute a share repurchase program, future cash flow, and the future value of the Company’s common stock. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the company’s determination from time to time whether to purchase any shares under the repurchase program, and other risks detailed in our filings with the Securities and Exchange Commission, including the Company’s most recent 10-K and subsequent 10-Qs and 8-Ks. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.